Exhibit 5.1

HAYNSWORTH SINKLER BOYD, P.A. 1201 MAIN STREET, 22ND FLOORP.O. BOX 11889 (29211) COLUMBIA, SOUTH CAROLINA 29201 MAIN 803.779.3080 FAX 803.765.1243 www.hsblawfirm.com

May 23, 2025

Daily Journal Corporation

915 East First Street

Los Angeles, California 90012

Re:

Registration of 3,720 shares of Common Stock for issuance pursuant to the Daily Journal Corporation 2024 Equity Incentive Plan and 2,000 shares of Common Stock for issuance pursuant to the Daily Journal Corporation Non-Employee Director Equity Award Plan

Ladies and Gentlemen

We have acted as special South Carolina counsel to Daily Journal Corporation, a South Carolina Corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 3,720 shares of the common stock, $0.01 par value (the “Common Stock”) of the Company for issuance pursuant to the Daily Journal Corporation 2024 Equity Incentive Plan (the “2024 Plan”), and (ii) 2,000 shares of the Common Stock for issuance pursuant to the Daily Journal Corporation Non-Employee Director Equity Award Plan (the “Director Plan”). (The 2024 Plan and the Director Plan are herein referred to together as the “Plans” and individually as a “Plan” and the 5,720 shares of Common Stock in the aggregate are referred to as the “Shares”).

The Shares are included in a registration statement on Form S-8 under the Act to be filed with the Securities and Exchange Commission (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed as to any matter pertaining to the Registration Statement, the related prospectuses, or any other matters, other than as expressly stated herein with respect to issuance of the Shares.

As such counsel, we have examined such corporate records, certificates and other documents, and such matters of fact and questions of law, as we have considered necessary or appropriate for the purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. This opinion is expressly limited to and based exclusively upon the laws of the State of South Carolina as currently in effect, and we do not express any opinion as the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations, or as to the listing requirements of any exchange.

Subject to the foregoing and the other matters set forth herein, upon the basis of such examination it is our opinion that, when issued upon the terms and conditions set forth in the Registration Statement and the applicable Plan (assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable Plan), and upon receipt of the consideration therefor, original issuance shares of the Common Stock will be legally issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by the persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, s/Haynsworth Sinkler Boyd, P.A. Haynsworth Sinkler Boyd, P.A.